Exhibit 99.3

PHOTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	January 31, 2021	October 31, 2020

Assets

Current assets:
Cash and cash equivalents	$278,539	$278,665
Accounts receivable	139,708	134,470
Inventories	56,407	57,269
Other current assets	31,458	29,735

Total current assets	506,112	500,139

Property, plant and equipment, net	672,398	631,475
Intangible assets, net	2,383	3,437
Other assets	51,169	53,131

Total assets	$1,232,062	$1,188,182

Liabilities and Equity

Current liabilities:
Debt	$21,641	$13,678
Accounts payable and accrued liabilities	123,890	129,261

Total current liabilities	145,531	142,939

Long-term debt	79,984	54,980
Other liabilities	28,051	27,997

Photronics, Inc. shareholders' equity	815,502	804,962
Noncontrolling interests	162,994	157,304
Total equity	978,496	962,266

Total liabilities and equity	$1,232,062	$1,188,182